Exhibit 10.3

CASH MANAGEMENT AGREEMENT

Dated as of May 4, 2007

among

AMERICAN TOWER ASSET SUB, LLC

AMERICAN TOWER ASSET SUB II, LLC

AND ANY OTHER BORROWER OR BORROWERS THAT MAY BECOME A PARTY

HERETO

as Borrowers,

AMERICAN TOWER DEPOSITOR SUB, LLC,

as Lender,

LASALLE BANK NATIONAL ASSOCIATION,

as Agent,

and

SPECTRASITE COMMUNICATIONS, LLC,

as Manager

CASH MANAGEMENT AGREEMENT

CASH MANAGEMENT AGREEMENT (this “Agreement”), dated as of May 4, 2007, among AMERICAN TOWER ASSET SUB, LLC, AMERICAN TOWER ASSET SUB II, LLC, each a Delaware limited liability company (together, the “Initial Borrowers” and along with any Additional Borrower that may become a party hereto by entering into a Loan Agreement Supplement, the “Borrowers”), LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“Agent”), AMERICAN TOWER DEPOSITOR SUB, LLC, a Delaware limited liability company (“Lender”), and SPECTRASITE COMMUNICATIONS, LLC, a Delaware limited liability company (“Manager”).

WITNESSETH:

WHEREAS, pursuant to a certain Loan and Security Agreement, dated as of the date hereof (together with all extensions, renewals, modifications, substitutions, supplements and amendments thereof, the “Loan Agreement”), between the Borrowers and Lender, Lender has made a loan to the Initial Borrowers in the initial stated principal amount of $1,750,000,000 (along with any Loan Increase, the “Loan”), which Loan is evidenced by certain Promissory Notes, dated as of the date hereof (together with any additional promissory notes evidencing any Loan Increase and all extensions, renewals, modifications, replacements, substitutions by means of multiple notes or otherwise, and amendments thereof, collectively, the “Notes”), made by the Borrowers, as maker, to Lender, as payee;

WHEREAS the Loan is secured by, among other things, (i) those certain Mortgages, Deeds of Trust, Deeds to Secure Debt, Security Agreements and Fixture Filings (the “Deeds of Trust”), and the pledge of the Other Company Collateral set forth in the Loan Agreement (such pledge, together with the Deeds of Trust, and all extensions, renewals, modifications, substitutions and amendments thereof, collectively, the “Security Instrument”), for the benefit of Lender and covering the tower sites as more particularly described in the Loan Agreement (collectively, the “Sites”), and (ii) the other Loan Documents (as defined in the Loan Agreement);

WHEREAS, pursuant to the Security Instrument, the Borrowers have granted to Lender a security interest in all of the Borrowers’ right, title and interest in, to and under the Receipts (as defined in the Loan Agreement), and has assigned and conveyed to Lender all of the Borrowers’ right, title and interest in, to and under the Receipts (as defined in the Loan Agreement) due and to become due to the Borrowers or to which the Borrowers are now or may hereafter become entitled, arising out of the Sites or the Other Company Collateral or any part or parts thereof;

WHEREAS, the Borrowers and Manager have entered into a Management Agreement with respect to the Sites, dated as of the date hereof, pursuant to which Manager has agreed to manage the Sites; and

WHEREAS, in order to fulfill all of the Borrowers’ obligations under the Loan Agreement, the Borrowers and Manager have agreed that all Receipts will be deposited directly into the Deposit Account established by the Borrowers hereunder, transferred to the Central Account established hereunder by the Borrowers with Agent and allocated and/or disbursed in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth in the Loan Agreement. As used herein, the following terms shall have the following definitions:

“Accounts” means, collectively, the Deposit Account, the Central Account, and the Sub-Accounts.

“Advances” as defined in the Trust Agreement.

“Advance Rents Reserve Deposit” means, collectively, for any Due Date, the Annual Advance Rents Reserve Deposit, the Semi-Annual Advance Rents Reserve Deposit, the Quarterly Advance Rents Reserve Deposit, and the Other Advance Rents Reserve Deposit. In no event shall the amount of the Advance Rents Reserve Deposit be greater than the aggregate amount of advance rents received during the related monthly period.

“Advance Rents Reserve Sub-Account” as defined in Section 2.1(c).

“Agent” means LaSalle Bank National Association, as agent under this Agreement, together with its successors and assigns.

“Agreement” means this Cash Management Agreement among Borrowers, Manager, Agent and Lender, as amended, supplemented or otherwise modified from time to time.

“Amortization Period” means any period commencing (i) at such time as the Lender determines that as of the end of any calendar quarter the Debt Service Coverage Ratio fell below the Minimum DSCR for such calendar quarter and will continue to exist until the Lender determines that as of the end of two consecutive calendar quarters the Debt Service Coverage Ratio exceeds the Minimum DSCR or (ii) if any Component of the Loan is not repaid in full on or prior to the Anticipated Repayment Date for such Component, on such Anticipated Repayment Date, and will continue to exist until such Component of the Loan is repaid in full.

“Annual Advance Rents Reserve Deposit” means, for any Due Date, eleven-twelfths (11/12ths) of the amount of Rent due and paid (as determined by the Manager)

pursuant to Leases which require that annual Rent due thereunder be paid in advance; provided, however, if Rents which are required to be delivered as Annual Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late. The Borrowers shall provide Agent and Lender with bills or a statement of amounts due for such annual Rents due in advance pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the calendar month on which such Rent is due, which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by Lender to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

“Annual Budget Cap” means $81,171,604 for the 2007 calendar year, which such amount shall be adjusted on the fifteenth (15th) Business Day of any calendar month (based upon an Officer’s Certificate delivered by the Borrowers) to reflect the additional Operating Expenses for any Additional Sites or Additional Borrower Sites added during the immediately preceding month. For each calendar year, the Annual Budget Cap shall be increased by (i) the actual amount of any rental increases under the Ground Leases, (ii) the annualized Operating Expenses of the Additional Sites and Additional Borrower Sites, and (iii) the budgeted increases to all other Operating Expenses (excluding ground rent under Ground Leases), not to exceed in the case of (ii) or (iii), three percent (3%) over the annualized or budgeted Operating Expenses, as applicable, in effect for the immediately preceding calendar year, unless Lender approval is received.

“Available Funds” means, for any Due Date, an amount equal to the funds deposited into the Central Account during the calendar month preceding such Due Date.

“Borrowers” means, collectively, the Initial Borrowers and any other Person that becomes a Borrower by entering into a Loan Agreement Supplement (thereby becoming a party hereto), pursuant to the terms of the Loan Agreement, together with their successors and permitted assigns.

“Cash Management Fee” means the fee of $500.00 per month payable to the Agent for its services hereunder.

“Cash Trap Reserve Sub-Account” as defined in Section 2.1(c).

“Collateral” as defined in Section 5.1.

“Deposit Account” as defined in Section 2.1(a).

“Deposit Account Control Agreement” as defined in Section 2.1(a).

“Deposit Bank” as defined in Section 2.1(a).

“Distribution Date” means the fifteenth (15th) day of each calendar month or, if any such fifteenth (15th) day is not a Business Day, the next succeeding Business Day, beginning in June, 2007.

“Due Date” has the meaning set forth in the Loan Agreement.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with an Eligible Bank or (ii) a segregated trust account maintained by a corporate trust department of a federal depository institution or a state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulation § 9.10(b), which, in either case, has corporate trust powers and is acting in its fiduciary capacity or is otherwise acceptable to the Rating Agencies.

“Eligible Bank” means a bank that satisfies the Rating Criteria.

“Extraordinary Expenses” means any extraordinary Operating Expense or Capital Expenditure not set forth in the Operating Budget then in effect for the Sites.

“Extraordinary Receipts” means any receipts of the Borrowers not included within the definition of Operating Revenues under the Loan Agreement, including, without limitation, receipts from litigation proceedings and tax certiorari proceedings.

“Impositions and Insurance Reserve Sub-Account” as defined in Section 2.1(c)(i).

“Lender” means American Tower Depositor Sub, LLC, together with its successors and assigns, in its capacity as Lender, including the Servicer acting on its behalf.

“Loss Proceeds Reserve Sub-Account” as defined in Section 2.1(c)(iii).

“Manager” means SpectraSite Communications, LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Management Fee” as defined in the Management Agreement.

“Minimum DSCR” as defined in the Loan Agreement.

“Monthly Impositions and Insurance Amount” means, for any Due Date, the aggregate monthly deposit required in respect of Impositions and Insurance Premiums pursuant to Section 6.3 of the Loan Agreement.

“Monthly Operating Expense Amount” shall mean a dollar amount equal to the amount set forth in the Operating Budget with respect to Operating Expenses (exclusive of the Management Fee and expenses reserved for in the Impositions and Insurance Reserve Sub Account) for such month.

“Operating Budget” means for any period the Borrowers’ budget setting forth the Borrowers’ best estimate, after due consideration, of all Operating Expenses and any other expenses for the Sites for such period as same may be amended pursuant to Section 5.1(D) of the Loan Agreement (not including Management Fees for so long as Manager is an Affiliate of the Borrowers).

“Other Advance Rents Reserve Deposit” means, for any Due Date, with respect to any Rent due and paid (as determined by the Manager) pursuant to Leases that require Rent to be paid in advance on a periodic basis other than annually, semi-annually or quarterly, for each such Rent due, an amount equal to the product of the amount of advance Rent due multiplied by a fraction, the denominator of which is the number of calendar months for which such Rent is to be paid in advance, and the numerator of which is the number of calendar months for which such Rent is to be paid in advance minus one; provided, however, if Rents which are required to be delivered as Other Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late. The Borrowers shall provide Agent and Lender with bills or a statement of amounts due for such advance Rent due pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the applicable calendar month such Rent is due, which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by Lender to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par (unless the Borrowers deposit into the applicable Sub-Account cash in the amount by which the purchase price exceeds par), including those issued by any Servicer, the Trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the invested sums are required for payment of an obligation for which the related Sub-Account was created and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause (i) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(ii) Federal Housing Administration debentures;

(iii) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit

System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Student Loan Marketing Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause (iii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(iv) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of certificates or other securities issued in connection with any Securitization backed in whole or in part by the Loan (collectively the “Certificates”); provided, however, that the investments described in this clause (iv) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(v) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Certificates); provided, however, that the investments described in this clause (v) must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vi) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investments would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to the Certificates) in its highest long-term unsecured debt rating category; provided, however, that the investments described in this clause (vi) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(vii) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Certificates) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause (vii) must (A) have a predetermined fixed dollar amount of principal due at maturity that cannot vary or change, (B) if rated by S&P, not have a “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, have an interest rate tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) not be subject to liquidation prior to their maturity;

(viii) units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and have the highest rating from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Certificates) for money market funds or mutual funds; and

(ix) any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial or, if higher, then current ratings assigned to any class of Certificates by such Rating Agency;

provided, however, that such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment; and provided, further, no obligation or security, other than an obligation or security constituting real estate assets, cash, cash items or Government securities pursuant to Code Section 856(c)(4)(A), shall be a Permitted Investment if the value of such obligation or security exceeds ten percent (10%) of the total value of the outstanding securities of any one issuer.

“Quarterly Advance Rents Reserve Deposit” means, for any Due Date, two-thirds (2/3rds) of the amount of Rent due and paid (as determined by the Manager) pursuant to Leases that require that quarterly Rent due thereunder be paid in advance; provided, however, if Rents which are required to be delivered as Quarterly Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late. The Borrowers shall provide Agent and Lender with bills or a statement of amounts due for such quarterly Rent due pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the applicable calendar month such Rent is due, which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by Lender to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

“Rating Criteria”, with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “P-1” by Moody’s, “F-l” by Fitch, and “A-1” by S&P, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “Aa3” by Moody’, “AA-” by Fitch, and “AA-” by S&P (or “A” if the short-term unsecured debt obligations of such person are rated at least “A-1”), if deposits are held by such Person for a period of one month or more.

“Semi-Annual Advance Rents Reserve Deposit” means, for any Due Date, five-sixths (5/6ths) of the amount of Rent due and paid (as determined by the Manager) pursuant to Leases which require that semi-annual Rent due thereunder be paid in advance; provided, however, if Rents which are required to be delivered as Semi-Annual Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late. The Borrowers shall provide Agent and Lender with bills or a statement of amounts due for such semi-annual Rents due in advance pursuant to such Leases on or before the fifteenth (15th) day prior to the commencement of the calendar month on which such Rent is due, which shall be accompanied by an Officer’s Certificate and such other documents as may be reasonably required by Lender to establish the amounts required to be deposited into the Advance Rents Reserve Sub-Account.

“Sub-Accounts” means, collectively, the Impositions and Insurance Reserve Sub-Account, the Cash Trap Reserve Sub-Account, the Advance Rents Reserve Sub-Account, the Loss Proceeds Reserve Sub-Account and any other sub-accounts of the Central Account which may hereafter be established by Lender hereunder.

“Tenant” means any Person that is a tenant or occupant of any portion of the Sites under any Lease now or hereafter in effect.

“Third-Party Receipts” means any sums deposited into the Central Account which represent funds (i) delivered to the Borrowers or Manager on account of any Person other than the Borrowers or Affiliates of the Borrowers, which sums are required to be paid, or reimbursed, to any such Person by the Borrowers or Manager, and for which the Borrowers have delivered documentation reasonably satisfactory to Lender or Agent establishing the amounts of such Third-Party Receipts or (ii) deposited in the Deposit Account which are payments in respect of rents owed to Affiliates of the Borrowers, and for which the Borrowers have delivered documentation reasonably satisfactory to Lender or Agent establishing the amounts of such Third-Party Receipts.

“UCC” as defined in Section 5.1(a)(iv).

“Value Reduction Amount” as defined in the Trust Agreement.

“Value Reduction Accrued Interest” as defined in Section 3.3(a).

ARTICLE II

THE ACCOUNTS AND SUB-ACCOUNTS

Section 2.1 Establishment of Deposit Account, Central Account, Sub-Accounts and Other Accounts.

(a) Deposit Account. The Borrowers acknowledge and confirm that they have established and will maintain a lock box or lock boxes and a related deposit account or deposit accounts (each of which will be an Eligible Account) into which all Lessees shall have been or shall be directed to pay all rents and other sums due to the Borrowers under the Leases (the “Deposit Account”) with a financial institution selected by the Borrowers and reasonably acceptable to Lender, provided such institution qualifies as an Eligible Bank (the “Deposit Bank”), pursuant to an agreement or agreements (the “Deposit Account Control Agreement”) in Lender’s form or otherwise in form and substance reasonably acceptable to Lender, executed and delivered by the Borrowers and the Deposit Bank. Among other things, the Deposit Account Control Agreement shall provide that the Borrowers shall have no access to or control over the lock boxes or the Deposit Account, that all deposits into the lock boxes shall be deposited by the Deposit Bank into the Deposit Account as received, and that all available funds on deposit in the Deposit Account shall be deposited by wire transfer (or transfer via the ACH System) every Business Day upon the receipt thereof by the Deposit Bank (i) into the Central Account, unless Lender otherwise directs after the occurrence and during the continuance of an Event of Default, and (ii) in all events in accordance with Lender’s directions, to such account or accounts as Lender may direct, or to Lender or its designee directly, after the occurrence and during the continuance of any Event of Default, except as otherwise required by Section 2.6 hereof.

(b) Central Account. The Borrowers acknowledge and confirm that they have established and will maintain with Agent an Eligible Account for the purposes specified herein, which shall be entitled “Central Account for the benefit of American Tower Depositor Sub LLC its successors and assigns, as secured party” (said account, and any account replacing the same in accordance with this Agreement, the “Central Account”). The Central Account shall be under the sole dominion and control of Lender and/or its designee including any Servicer of the Loan, and the Borrowers shall have no rights to control or direct the investment or payment of funds therein except as may be expressly provided herein.

Any Reserves that Lender may hold pursuant to the Loan Agreement may be held by Lender in the Central Account (including in a Sub-Account thereof) or may be held in another account or manner as specified in the Loan Agreement.

(c) Sub-Accounts of the Central Account. The Central Account shall be deemed to contain the following Sub-Accounts (which may be maintained as separate ledger accounts):

(i) “Imposition and Insurance Reserve Sub-Account” shall mean the Sub-Account of the Central Account established for the purpose of depositing the sums required to be deposited pursuant to Section 6.3 of the Loan Agreement for payment of Impositions and Insurance Premiums.

(ii) “Cash Trap Reserve Sub-Account” shall mean the Sub-Account of the Central Account established for the purpose of depositing the sums required to be deposited pursuant to Section 6.5 of the Loan Agreement.

(iii) “Loss Proceeds Reserve Sub-Account” shall mean the Sub-Account of the Central Account established for the purpose of depositing the proceeds of any business interruption or rent loss insurance maintained under Section 5.4 of the Loan Agreement (any such insurance, “Business Interruption Insurance”) paid upon the occurrence of any fire or casualty to the Sites in a lump sum (rather than on a monthly basis) and other Loss Proceeds deposited therein pursuant to Section 5.5 of the Loan Agreement.

(iv) “Advance Rents Reserve Sub-Account” shall mean the Sub-Account of the Central Account established for the purpose of depositing the Advance Rents Reserve deposited pursuant to Section 6.4 of the Loan Agreement.

Section 2.2 Deposits into Accounts. The Borrowers and Manager represent, warrant and covenant that:

(a) Pursuant to the Deposit Account Control Agreement, all available funds on deposit in the Deposit Account shall be deposited by the Deposit Bank into the Central Account by wire transfer (or transfer via the ACH System) on each Business Day.

(b) If, notwithstanding the provisions of this Section 2.2, the Borrowers or Manager receives any Receipts from any Site, or any Extraordinary Receipts, then (i) such amounts shall be deemed to be Collateral and shall be held in trust for the benefit, and as the property, of Lender and applied pursuant to the terms of this Agreement, (ii) such amounts shall not be commingled with any other funds or property of the Borrowers or Manager, and (iii) the Borrowers or Manager shall deposit such amounts in the Deposit Account by the next succeeding Business Day after the Receipts or Extraordinary Receipts are identified, and in no event more than five (5) Business Days of receipt. Provided no Event of Default has occurred and is then continuing, Extraordinary Receipts shall be held and applied in accordance with Section 3.3 hereof.

(c) Reserved.

(d) The Borrowers and Manager shall cause the proceeds of any Business Interruption Insurance to be deposited directly into the Central Account as same are paid (or, if any such proceeds are received by the Borrowers or Manager, same shall be deposited into the Central Account within five (5) Business Days after receipt thereof) and such proceeds shall be allocated and disbursed in accordance with Section 3.3 hereof. In the event that the proceeds of any such Business Interruption Insurance is paid in a lump sum, such proceeds shall be deposited directly into the Loss Proceeds Reserve Sub-Account. Agent shall cause monthly amounts to be transferred from the Loss Proceeds Reserve Sub-Account to the Central Account as directed by Lender (based upon a ratable allocation of such proceeds over the casualty restoration period as reasonably determined by Lender) on or before the last day of the calendar month prior to each Due Date during the period of restoration of the Sites, and after transfer of same to the Central Account, such amounts shall be allocated and disbursed in accordance with Section 3.3 hereof.

Section 2.3 Account Name. The Accounts shall each be in the name of Lender, as secured party; provided, however, that in the event Lender transfers or assigns the Loan, Agent, at Lender’s request (with respect to the Accounts other than the Deposit Account), and the Deposit Bank (with respect to the Deposit Account) shall change the name of each Account to the name of the transferee or assignee. In the event Lender retains a Servicer to service the Loan, Agent, at Lender’s request, shall change the name of each Account to the name of Servicer, as agent for Lender. The parties hereto acknowledge The Bank of New York as the initial Servicer.

Section 2.4 Eligible Accounts/Characterization of Accounts. Each Account shall be an Eligible Account. Each Account (other than the Deposit Account, which shall be a non-interest bearing demand deposit account) is and shall be treated as a “securities account” as such term is defined in Section 8-501(a) of the UCC. Agent hereby agrees that each item of property (whether investment property, financial asset, securities, securities entitlement, instrument, cash or other property) credited to each Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC. Agent shall, subject to the terms of this Agreement, treat Lender as entitled to exercise the rights that comprise any financial asset credited to each Account. All securities or other property underlying any financial assets credited to each Account (other than cash) shall be registered in the name of Agent, endorsed to Agent or in blank or credited to another securities account maintained in the name of Agent and in no case will any financial asset credited to any Account be registered in the name of the Borrowers, payable to the order of the Borrowers or specially endorsed to the Borrowers.

Section 2.5 Permitted Investments. Sums on deposit in the Accounts shall be invested in Permitted Investments. Except during the existence of any Event of Default, the Borrowers shall have the right to direct Agent to invest sums on deposit in the Accounts in Permitted Investments; provided, however, in no event shall the Borrowers direct Agent to make a Permitted Investment if the maturity date of that Permitted Investment is later than the date on which the invested sums are required for payment of an obligation for which the Account was created. After an Event of Default and during the continuance thereof, Lender may direct Agent to invest sums on deposit in the Accounts in Permitted Investments as Lender shall determine in its sole discretion. The Borrowers hereby irrevocably authorize and direct Agent to apply any income earned from Permitted Investments to the respective Accounts. The amount of actual losses sustained on a liquidation of a Permitted Investment shall be deposited into the Central Account by the Borrowers no later than one (1) Business Day following such liquidation. The Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments. The Accounts shall be assigned the federal tax identification numbers of the Borrowers, which numbers are set forth on the signature page hereof. Any interest, dividends or other earnings which may accrue on the Accounts shall be added to the balance in the applicable Account and allocated and/or disbursed in accordance with the terms hereof.

Section 2.6 Third-Party Receipts. Sums deposited in the Deposit Account or on deposit in the Central Account representing Third-Party Receipts shall be released to the Borrowers following written request, or, in the case of Third-Party Receipts which are payments in respect of rents owed to Affiliates of the Borrowers, shall be released to such Affiliate at the direction of the Borrowers. The Borrowers covenant that all Third-Party Receipts released to the Borrowers shall be paid to the Person or Persons to which such Third-Party Receipts are due not later than ten (10) Business Days after receipt thereof.

ARTICLE III

DEPOSITS AND APPLICATION OF FUNDS

Section 3.1 Initial Deposits.

(a) The Initial Borrowers shall deposit in the Impositions and Insurance Reserve Sub-Account on the date hereof the amount of $5,042,092.

(b) The Initial Borrowers shall deposit in the Advance Rents Reserve Sub-Account on the date hereof the amount of $9,278,672.

(c) The Initial Borrowers shall deposit in the Cash Trap Reserve Sub-Account on the date hereof the amount of $0.

Section 3.2 Additional Deposits. The Borrowers shall make such additional deposits into the Accounts as may be required by the Loan Agreement.

Section 3.3 Application of Funds from the Central Account. (a) At any time other than after the occurrence and during the continuance of an Event of Default, Agent shall allocate and deposit, as applicable, all Available Funds on deposit in the Central Account (other than Third-Party Receipts which shall be released to, and applied by, the Borrowers pursuant to Section 2.6) on each Due Date in the following amounts and order of priority:

(i) first, and in the following order, to the Impositions and Insurance Reserve Sub Account, the Monthly Impositions and Insurance Amount, and then to the Advance Rents Reserve Sub-Account, the Advance Rents Reserve Deposit,

(ii) second, to the Lender all amounts then due and payable to the Lender under the Loan Agreement (other than principal and interest on the Loan), including any Additional Trust Fund Expenses (with respect to (A) Additional Servicing Compensation, only to the extent actually paid by the Borrowers and (B) unreimbursed Advances, subject to the terms and conditions of the Trust Agreement),

(iii) third, to the payment of accrued and unpaid interest due on the Components of the Loan corresponding to each Subclass of the Certificates (giving effect to any Value Reduction Amount then in effect, but excluding any Post-ARD Additional Interest and Value Reduction Accrued Interest), sequentially in order of alphabetical designation, and pro rata among any such Components of the same alphabetical designation (in each case, deeming each Component designated “A-FL” and “A-FX” to have the same alphabetical designation), based on the aggregate amount of interest (excluding Post-ARD Additional Interest and Value Reduction Accrued Interest) payable on each such Component,

(iv) fourth, to the Borrowers, an amount equal to the Monthly Operating Expense Amount for the next calendar month,

(v) fifth, to the Manager, the accrued and unpaid Management Fee,

(vi) sixth, to the Borrowers, the amount necessary to pay Operating Expenses in excess of the Monthly Operating Expense Amount or Extraordinary Expenses, that have been approved by the Lender, if any,

(vii) seventh, if a Cash Trap Condition is continuing on such Due Date and (A) such Due Date is not the Anticipated Repayment Date for any Component of the Loan, (B) an Amortization Period is not then in effect and (C) no Event of Default has occurred and is continuing, any Available Funds remaining in the Central Account after deposits for items (i) through (vi) above have been paid will be deposited into the Cash Trap Reserve Sub-Account,

(viii) eighth, if such Due Date is the Anticipated Repayment Date for any Component of the Loan and (A) an Amortization Period is not then in effect, (B) no Event of Default has occurred and is continuing, and (C) if the amount of Available Funds remaining in the Central Account after deposits for items (i) through (vi) above have been paid is sufficient to pay in full the Component Principal Balance of each Component of the Loan having an Anticipated Repayment Date on such Due Date, then such remaining Available Funds will be applied to the payment of the Component Principal Balance of each such Component of the Loan in each case in an amount up to the Component Principal Balance of each such Component,

(ix) ninth, if such Due Date is during the continuation of an Amortization Period or an Event of Default, any Available Funds remaining in the Central Account after deposits for items (i) through (vi) above have been paid will be applied to the payment of the principal of the Components of the Loan sequentially in order of alphabetical designation of each such Component, and pro rata among any such

Components of the same alphabetical designation (in each case, deeming each Component designated “A-FL” and “A-FX” to have the same alphabetical designation), based on the Component Principal Balance of each such Component, in each case, in an amount up to the Component Principal Balance of each such Component,

(x) tenth, after the principal amount of the Loan has been repaid in full, any Available Funds remaining in the Central Account after deposits for items (i) through (ix) above have been paid will be applied to the payment of Value Reduction Accrued Interest, sequentially in order of alphabetical designation of such Components, and pro rata among such Components of the same alphabetical designation (in each case, deeming each Component designated “A-FL” and “A-FX” to have the same alphabetical designation), based on the amount of Value Reduction Accrued Interest due and payable thereon,

(xi) eleventh, after the principal amount of the Loan has been repaid in full, any Available Funds remaining in the Central Account after deposits for items (i) through (x) above have been paid will be applied to the payment of any Post-ARD Additional Interest accrued and unpaid on the Components of the Loan, sequentially in order of alphabetical designation of such Components, and pro rata among such Components of the same alphabetical designation (in each case, deeming each Component designated “A-FL” and “A-FX” to have the same alphabetical designation), based on the amount of Post-ARD Additional Interest due and payable thereon, and

(xii) twelfth, any remaining Available Funds will be distributed to, or at the direction of, the Borrowers.

(b) If there are insufficient Available Funds in the Central Account for the allocations or deposits provided by Sections 3.3(a)(i)-(iii) above on or before the Due Date when due, the Borrowers shall deposit such deficiency into the Central Account on or before such Due Date. Lender shall not be required to utilize the Cash Trap Reserve to cure any deficiencies in any Sub-Accounts. To the extent sufficient funds are included within the applicable Sub-Accounts (or, if not sufficient, the Borrowers deposit any such deficiency pursuant to this Section 3.3(b)) the Borrowers shall be deemed to have satisfied the obligations of the Borrowers to make the related deposit under the Loan Agreement.

(c) The Borrowers shall use all disbursements made to them under Sections 3.3(a)(iv) and (vi) solely to pay Operating Expenses in accordance with the Operating Budget and to pay Extraordinary Expenses for which Lender has approved disbursements under Section 3.3(a)(vi) above.

(d) Upon the expiration of a Cash Trap Condition in accordance with Section 6.5 of the Loan Agreement, any funds remaining in the Cash Trap Reserve Sub-Account shall be returned to the Borrowers provided no Event of Default then exists.

(e) Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Central Account (including the Sub-Accounts), the Deposit Account, the Collection Account, and any other reserves or other funds held by or on behalf of the Lender shall be disbursed to or as directed by Lender in its sole discretion (except as required by Section 2.6 hereof), provided, however, that the application of such funds to interest or principal of the Loan will be made in accordance with the priority provided in items (iii) and (ix) through (xi) of Section 3.3(a) above.

(f) On the Closing Date, and on each Due Date thereafter, the Manager will provide an estimate to the Agent and Lender of the Management Fee that will be payable on the next succeeding Due Date. The allocations pursuant to Section 3.3(a)(v) above shall be made on the basis of such estimate. If the actual Management Fee payable on any Due Date is not equal to the amount allocated for the payment thereof pursuant to Section 3.3(a)(v), then the Management Fee for the Due Date immediately following final determination of the applicable Management Fee shall be adjusted by an amount equal to the deficiency or surplus, as applicable.

(g) Notwithstanding anything herein to the contrary, during a Cash Trap Condition or an Amortization Period the Lender may apply Excess Cash Flow or amounts in the Cash Trap Reserve to the payment of contingent earn-out obligations of the Borrowers, if any, in the Lender’s sole discretion.

ARTICLE IV

PAYMENT OF FUNDS FROM SUB-ACCOUNTS

Section 4.1 Payments from Accounts and Sub-Accounts.

(a) Impositions and Insurance Reserve Sub-Account. Lender shall instruct Agent to withdraw amounts on deposit in the Impositions and Insurance Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to Section 6.3 of the Loan Agreement.

(b) Cash Trap Reserve Sub-Account. Lender shall instruct Agent to withdraw amounts on deposit from the Cash Trap Reserve Sub-Account and distribute such amounts as are required to be distributed pursuant to the provisions of Section 6.5 of the Loan Agreement.

(c) Loss Proceeds Reserve Sub-Account. Lender shall instruct Agent to withdraw amounts from the Loss Proceeds Reserve Sub-Account and, subject to the conditions for disbursement or application of Loss Proceeds to the Obligations under Section 5.5 of the Loan Agreement, disburse such amounts, or apply same to payment of the Obligation, as applicable, in accordance with Section 5.5 of the Loan Agreement.

(d) Advance Rents Reserve Sub-Account. Lender shall instruct Agent to cause amounts deposited into the Advance Rents Reserve Sub-Account to be released to the Central Account on each Due Date based upon a ratable allocation of such Advance Rents Reserve Deposit over the period for which the Annual Advance Rents Reserve Deposit (i.e., one-eleventh ( 1/11th) per month over the succeeding eleven months), the Semi-Annual Advance Rents Reserve Deposit (i.e., one-fifth ( 1/5th) per month over the succeeding five (5) months), the Quarterly Advance Rents Reserve Deposit (i.e., one-half ( 1/2) per month over the succeeding two (2) months) and the Other Advance Rents Reserve Deposit (for each such Rent, the corresponding amount deposited) have been paid which such amounts shall be allocated and disbursed in accordance with Section 3.3 hereof; provided, however, if Rents which are required to be delivered as Advance Rents Reserve Deposits are received late, appropriate adjustments shall be made for allocating such Rents over the period for which such deposits are required, taking into consideration amounts which, but for such late payment of Rent, would have previously been distributed from the Advance Rents Reserve Sub-Account had such Rents not been paid late.

Section 4.2 Sole Dominion and Control. The Borrowers and Manager acknowledge and agree that the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, including Agent, subject to the terms hereof. Neither the Borrowers nor Manager shall have any right of withdrawal with respect to any Account except with the prior written consent of Lender. Agent shall have the right and agrees to comply with the instructions of Lender with respect to the Accounts without the further consent of the Borrowers or Manager. Agent shall comply with all “entitlement orders” (as defined in Section 8-102(a)(8) of the UCC) and instructions originated by Lender without further consent by the Borrowers or any other Person.

ARTICLE V

PLEDGE OF ACCOUNTS

Section 5.1 Security for Obligations. (a) To secure the full and punctual payment and performance of all Obligations of the Borrowers under the Loan Agreement, the Notes, the Security Instrument, this Agreement and all other Loan Documents, the Borrowers hereby grant to Lender a first priority continuing security interest in and to the following property of the Borrowers, whether now owned or existing or hereafter acquired or arising and regardless of where located (all of the same, collectively, the “Collateral”):

(i) the Accounts and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein (other than Third-Party Receipts), including, without limitation, all deposits or wire transfers made to the Deposit Account, the Central Account, and each of the Sub-Accounts;

(ii) any and all amounts invested in Permitted Investments;

(iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and

(iv) to the extent not covered by clause (i), (ii) or (iii) above, all “proceeds” (as defined under the Uniform Commercial Code as in effect in the State of New York (the “UCC”)) of any or all of the foregoing.

(b) Lender and Agent, as agent for Lender, shall have with respect to the Collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

Section 5.2 Rights on Default. Upon the occurrence and during the continuance of an Event of Default, Lender shall promptly notify Agent of such Event of Default and, without notice from Agent or Lender, (a) the Borrowers shall have no further right in respect of (including, without limitation, the right to instruct Lender or Agent to transfer from) the Accounts (other than Third-Party Receipts), (b) Lender may direct Agent to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Lender may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or to enable Agent, as agent for Lender, or Lender to exercise and enforce Lender’s rights and remedies hereunder with respect to any Collateral, and (c) Lender may apply any Collateral, and the proceeds of any disposition of the Collateral, or any part thereof, to any Obligations in such order of priority as Lender may determine in its sole discretion; provided, however, that the application of such funds to interest or principal of the Loan will be made in accordance with the priority provided in items (iii) and (ix) through (xi) of Section 3.3(a) above.

Section 5.3 Financing Statement; Further Assurances. The Borrowers hereby authorize Lender to file a financing statement or statements in connection with the Collateral in the form required by Lender to properly perfect Lender’s security interest therein to the extent a security interest in the Collateral may also be perfected by filing. The Borrowers agree that at any time and from time to time, at the expense of the Borrowers, the Borrowers will promptly execute and deliver all further instruments and documents, and take (or authorize the taking of) all further action, that may be reasonably necessary or desirable, or that Agent or Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Agent or Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral. In the event of any change in name, identity or structure of the Borrowers, the Borrowers shall notify Lender thereof and hereby authorize Lender to file and record such UCC financing statements (if any) as are reasonably necessary to maintain the priority of Lender’s lien upon and security interest in the Collateral, and shall pay all expenses and fees in connection with the filing and recording thereof.

Section 5.4 Termination of Agreement. This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until payment in full of the Obligations. Upon payment and performance in full of the Obligations, this Agreement shall terminate and the Borrowers shall be entitled to the return, at their expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof, and Agent and/or Lender shall execute such instruments and documents as may be reasonably requested by the Borrowers to evidence such termination and the release of the lien hereof including, without limitation, authorization to file UCC-3 termination statements.

Section 5.5 Representations of the Borrowers. (a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of Lender, which security interest is prior to all other liens, and is enforceable as such as against creditors of and purchasers from the Borrowers.

(b) The Borrowers own and have good and marketable title to the Collateral free and clear of any lien, claim or encumbrance of any Person except as created under this Agreement or Permitted Encumbrances.

(c) The Borrowers are delivering this Agreement pursuant to which Agent has agreed to comply with all instructions originated by Lender directing disposition of the funds in the Accounts without further consent by the Borrowers.

(d) Other than the security interest granted to Lender pursuant to this Agreement and the Loan Documents, the Borrowers have not pledged, assigned, sold, granted a security interest in, or otherwise conveyed the Collateral. The Borrowers have received all consents and approvals required by the terms of the Collateral to the transfer to Lender of their interest and rights in the Collateral hereunder.

(e) The Accounts are not in the name of any person other than the Borrowers, Lender or Servicer. The Borrowers have not consented to Agent or securities intermediary complying with instructions of any person other than Lender and Servicer.

(f) The Borrowers have not authorized the filing of and are not aware of any financing statements against the Borrowers that include a description of collateral covering the Collateral other than any financing statement relating to the security interest granted to Lender hereunder or under the Loan Agreement or that has been terminated. The Borrowers are not aware of any judgment or tax lien filings against the Borrowers.

(g) The Borrowers have taken all steps necessary to cause the securities intermediary to identify in its records Lender as the person having a security entitlement against the securities intermediary in the Accounts.

(h) All documentation delivered by the Borrowers in respect of Third-Party Receipts is true, correct, and complete in all material respects.

ARTICLE VI

RIGHTS AND DUTIES OF LENDER AND AGENT

Section 6.1 Reasonable Care. Beyond the exercise of reasonable care in the custody thereof or as otherwise expressly provided herein, none of Agent, Lender or Servicer shall have any duty as to any Collateral in its possession or control as agent therefor or bailee thereof or any income thereon or the preservation of rights against any Person or otherwise with respect thereto. Agent and Lender each shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Agent or Lender accords its own property, it being understood that Agent and/or Lender and/or Servicer shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in value thereof, by reason of the act or omission of Agent or Lender, its Affiliates, agents, employees or bailees, except to the extent that such loss or damage results from Agent’s or Lender’s gross negligence or willful misconduct, provided that nothing in this Article VI shall be deemed to relieve Agent from the duties and standard of care which, as a commercial bank, it generally owes to depositors. None of Lender, Agent or Servicer shall have any liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement.

Section 6.2 Indemnity. Agent, in its capacity as agent hereunder, shall be responsible for the performance only of such duties as are specifically set forth herein, and no duty shall be implied from any provision hereof. Agent shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. The Borrowers shall indemnify and hold Agent, Lender (other than the Depositor) and Servicer their respective agents, employees and officers harmless from and against any loss, liability, cost or damage (including, without limitation, reasonable attorneys’ fees and disbursements) incurred by Agent, Lender or Servicer, as applicable, in connection with the transactions contemplated hereby, except to the extent that such loss or damage results from Agent’s, Lender’s or Servicer’s gross negligence or willful misconduct. The foregoing indemnity shall survive the termination of this Agreement and the resignation and removal of Agent.

Section 6.3 Reliance. Agent and Servicer shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature reasonably believed by it to be genuine, and it may be assumed that any person purporting to act on behalf of any Person giving any of the foregoing in connection with the provisions hereof has been duly authorized to do so. Agent and Servicer may consult with legal counsel, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder and in good faith in accordance therewith. Agent and Servicer shall not be liable for any act or omission done or omitted to be done by Agent or Servicer, as applicable, in reliance upon any instruction, direction or certification received by Agent or Servicer, as applicable, and without gross negligence or willful or reckless misconduct. Agent shall be entitled to execute any of the powers hereunder or perform any duties hereunder either directly or through agents or attorneys; provided, however, that the execution of such powers by any such agents or attorneys shall not diminish, or relieve Agent or Servicer, as applicable, for, responsibility therefor to the same degree as if Agent or Servicer, as applicable, itself had executed such powers.

Section 6.4 Resignation of Agent. (a) Agent shall have the right to resign as Agent hereunder upon thirty (30) days’ prior written notice to the Borrowers, Manager, Lender and Servicer and in the event of such resignation, the Borrowers shall appoint a successor Agent which must be an Eligible Bank. No such resignation by Agent shall become effective until a successor Agent shall have accepted such appointment and executed an instrument by which it shall have assumed all of the rights and obligations of Agent hereunder. If no such successor Agent is appointed within thirty (30) days after receipt of the resigning Agent’s notice of resignation, the resigning Agent may petition a court for the appointment of a successor Agent.

(b) In connection with any resignation by Agent, (i) the resigning Agent shall, (A) duly assign, transfer and deliver to the successor Agent this Agreement and all cash and Permitted Investments held by it hereunder, (B) authorize the filing of such financing statements and shall execute such other instruments prepared by the Borrowers and approved by Lender or prepared by Lender as may be necessary to assign to the successor Agent, as agent for Lender, any security interest in the Collateral existing in favor of the retiring Agent hereunder and to otherwise give effect to such succession and (C) take such other actions as may be reasonably required by Lender or the successor Agent in connection with the foregoing and (ii) the successor Agent shall establish in Lender’s name, as secured party, cash collateral accounts, which shall become the Accounts for purposes of this Agreement upon the succession of such Agent, and which Accounts shall also be “securities accounts” within the meaning of the UCC.

(c) Lender at its sole discretion shall have the right, upon thirty (30) days notice to Agent, to substitute Agent with a successor Agent reasonably acceptable to the Borrowers that satisfies the requirements of an Eligible Bank or to have one or more of the Accounts held by another Eligible Bank, provided that such successor Agent shall perform the duties of Agent pursuant to the terms of this Agreement.

Section 6.5 Lender Appointed Attorney-in-Fact. Upon the occurrence and during the continuance of an Event of Default, the Borrowers hereby irrevocably constitute and appoint Lender as the Borrowers’ true and lawful attorney-in-fact, coupled with an interest and with full power of substitution, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of the Borrowers with respect to the Collateral, and do in the name, place and stead of the Borrowers, all such acts, things and deeds for and on behalf of and in the name of the Borrowers, which the Borrowers are required to do hereunder or under the other Loan Documents or which Agent or Lender may deem reasonably necessary or desirable to more fully vest in Lender the rights and remedies provided for herein and to accomplish the purposes of this Agreement including, without limitation, the filing of any UCC financing statements or continuation statements in appropriate public filing offices on behalf of the Borrowers, in any of the foregoing cases, upon the Borrowers’ failure to take any of the foregoing actions within fifteen (15) days after notice from Lender. The foregoing powers of attorney are irrevocable and coupled with an interest.

Section 6.6 Acknowledgment of Lien/Offset Rights. Agent hereby acknowledges and agrees with respect to the Accounts that (a) the Accounts shall be held by Agent in the name of Lender, (b) all funds held in the Accounts shall be held for the benefit of Lender as secured party, (c) the Borrowers have granted to Lender a first priority security interest in the Collateral, (d) Agent shall not disburse any funds from the Accounts except as provided herein, and (e) Agent shall invest and reinvest any balance of the Accounts in Permitted Investments in accordance with Section 2.5 hereof. Agent hereby waives any right of offset, banker’s lien or similar rights against, or any assignment, security interest or other interest in, the Collateral.

Section 6.7 Reporting Procedures. Agent shall provide the Borrowers, Manager and Lender with a record of all checks and any other items deposited to the Central Account or processed for collection. Agent shall make available a daily credit advice to the Borrowers and Manager, which credit advice shall specify the amount of each receipt deposited into each Account on such date. The Agent shall send a monthly report to the Borrowers, Manager and Lender, which monthly report shall specify the credits and charges to the Accounts for the previous calendar month. Agent shall, at the request of Lender, establish Lender and its designated Servicer as users of Agent’s electronic data transfer system in accordance with Agent’s standard procedures. Upon request of Lender or its designated Servicer, (i) Agent shall make available to Lender or its designated Servicer, as applicable, either (x) copies of the daily credit advices and any other advices or reports furnished by Agent to the Borrowers and/or Manager hereunder or (y) information on Account balances, to the extent said balances in the Accounts have changed from the previous report, the aggregate amount of withdrawals from the Accounts and other similar information via the electronic data transfer system or facsimile transmission on a daily basis, and (ii) Agent shall advise Lender or its designated Servicer, as applicable, of the amount of available funds in the Accounts and shall deliver to Lender or its designated Servicer Lender copies of all statements and other information concerning the Accounts, to the extent that the balances in the Accounts have changed from the previous report, as Lender or its designated Servicer shall reasonably request. In the event Agent shall resign as Agent hereunder, Agent shall provide the Borrowers and Manager with a final written accounting, including closing statements, with respect to the Accounts within thirty (30) days of resignation.

Section 6.8 Appointment of Agent. The Lender hereby appoints the Agent as its agent under this Agreement with the authority to act on behalf of the Lender as set forth herein, and the Agent hereby accepts such appointment.

ARTICLE

VII REMEDIES

Section 7.1 Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender or Agent at the direction of Lender, as agent for Lender, may:

(a) at the Lender’s sole discretion, without notice to the Borrowers, except as required by law, and at any time or from time to time, charge, set-off and otherwise apply all or any part of the Collateral against the Obligations or any part thereof, including, without limitation, costs and expenses set forth in Section 8.4 hereof; provided, however, that the application of such funds to interest or principal of the Loan will be made in accordance with the priority provided in items (iii) and (ix) through (xi) of Section 3.3(a) hereof;

(b) in its sole discretion, at any time and from time to time, exercise any and all rights and remedies available to it under this Agreement, and/or as a secured party under the UCC and/or under any other applicable law or in equity; and

(c) demand, collect, take possession of, receive, settle, compromise, adjust, sue for, foreclose or realize upon the Collateral (or any portion thereof) as Lender may determine in its sole discretion.

Section 7.2 Waiver. The Borrowers hereby expressly waive, to the fullest extent permitted by law, presentment, demand, protest or any notice of any kind in connection with this Agreement or the Collateral. The Borrowers acknowledge and agree that ten (10) days’ prior written notice of the time and place of any public sale of the Collateral or any other intended disposition thereof shall be reasonable and sufficient notice to the Borrowers within the meaning of the UCC.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Transfers and Other Liens. The Borrowers agree that they will not (i) sell or otherwise dispose of any of the Collateral or (ii) create or permit to exist any Lien upon or with respect to all or any of the Collateral, except for the Lien and Permitted Encumbrances granted under this Agreement or the Loan Documents.

Section 8.2 Lender’s Right to Perform the Borrowers’ Obligations; No Liability of Lender. If the Borrowers fail to perform any of the covenants or obligations contained herein, and such failure shall continue for a period ten (10) Business Days after the Borrowers’ receipt of written notice thereof from Lender, Lender may itself perform, or cause performance of, such covenants or obligations, and the reasonable expenses of Lender incurred in connection therewith shall be payable by the Borrowers to Lender. Notwithstanding Lender’s right to perform certain obligations of the Borrowers, it is acknowledged and agreed that the Borrowers retain control of the Sites and operation thereof and notwithstanding anything contained herein or Agent’s or Lender’s exercise of any of its rights or remedies hereunder, under the Loan Documents or otherwise at law or in equity, neither Agent nor Lender shall be deemed to be a mortgagee-in-possession nor shall Lender be subject to any liability with respect to the Sites or otherwise based upon any claim of lender liability except as a result of Lender’s gross negligence or willful misconduct.

Section 8.3 No Waiver. The rights and remedies provided in this Agreement and the other Loan Documents are cumulative and may be exercised independently or concurrently, and are not exclusive of any other right or remedy provided at law or in equity. No failure to exercise or delay by Agent or Lender in exercising any right or remedy hereunder or under the Loan Documents shall impair or prohibit the exercise of any such rights or remedies in the future or be deemed to constitute a waiver or limitation of any such right or remedy or acquiescence therein. Every right and remedy granted to Agent and/or Lender hereunder or by law may be exercised by Agent and/or Lender at any time and from time to time, and as often as Agent and/or Lender may deem it expedient. Any and all of Agent’s and/or Lender’s rights with respect to the lien and security interest granted hereunder shall continue unimpaired, and the Borrowers shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) any proceeding of the Borrowers under the Federal Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (b) the release or substitution of Collateral at any time, or of any rights or interests therein, or (c) any delay, extension of time, renewal, compromise or other indulgence granted by the Agent and/or Lender in the event of any default, with respect to the Collateral or otherwise hereunder. No delay or extension of time by Agent and/or Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon the Borrowers by Agent and/or Lender, shall constitute a waiver thereof, or limit, impair or prejudice Agent’s and/or Lender’s right, without notice or demand, to take any action against the Borrowers or to exercise any other power of sale, option or any other right or remedy.

Section 8.4 Expenses. The Collateral shall secure, and the Borrowers shall pay to Agent and Lender in accordance with the time frames set forth in the Loan Agreement, from time to time, all costs and expenses for which the Borrowers are liable under the Loan Agreement and as follows:

(a) The Borrowers agree to compensate the Agent for performing the services described herein. The Borrowers shall be liable to the Agent and Lender for the amount of any exchange, collection, processing, transfer, wire, postage or other out-of-pocket expenses incurred by the Agent, as reasonably determined by the Agent from time to time;

(b) On the Due Date, the Agent shall debit the Central Account by the amount of its Cash Management Fee under advice on a monthly basis or shall include its Cash Management Fee in an account analysis statement, in accordance with the particular arrangements between the Agent and the Borrowers as the Agent and the Borrowers may agree from time to time; and

(c) If insufficient funds are available to cover the amounts due under this Section 8.4, the Borrowers shall pay such amounts to the Agent and Lender in immediately available funds within five (5) Business Days of demand by Agent, and if such amounts remain unpaid after that time, then the Lender shall pay such unpaid amounts in immediately available funds within one (1) Business Day of demand by Agent.

Section 8.5 Entire Agreement. This Agreement constitutes the entire and final agreement between the parties with respect to the subject matter hereof and may not be changed, terminated or otherwise varied, except by a writing duly executed by the parties.

Section 8.6 No Waiver. No waiver of any term or condition of this Agreement, whether by delay, omission or otherwise, shall be effective unless in writing and signed by the party sought to be charged, and then such waiver shall be effective only in the specific instance and for the purpose for which given.

Section 8.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and permitted assigns.

Section 8.8 Notices. All notices, demands, requests, consents, approvals and other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing and delivered to the parties at the addresses and in the manner provided in Section 14.5 of the Loan Agreement. Notices to the Agent and Lender shall be addressed as follows:

If to Agent:

LaSalle Bank National Association

135 S. LaSalle Street, Suite 1625

Chicago, Illinois 60603,

Attention: Global Securities and Trust Services Group – AT CMBS Trust

If to Servicer:

The Bank of New York

600 East Las Colinas Blvd.

Suite #1300

Irving, TX 75039

Attention: Department Head—CMBS: American Tower Trust I Surveillance

Fax No. (972) 401-8555

If to Lender:

American Tower Depositor Sub, LLC

850 Library Avenue Suite 204

Newark, DE 19711

Attention: Donald J. Puglisi

With a copy to:

American Tower Corporation

116 Huntington Avenue

11th Floor

Boston, MA 02116

Attention: Chief Financial Officer

If to Manager:

SpectraSite Communications, LLC

116 Huntington Avenue

11th Floor

Boston, MA 02116

Attention: Chief Financial Officer

With a copy to:

American Tower Corporation

116 Huntington Avenue

11th Floor

Boston, MA 02116

Attention: Chief Financial Officer

Section 8.9 Captions. All captions in this Agreement are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose.

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts.

Section 8.12 Exculpation. The provisions of Article XII of the Loan Agreement are hereby incorporated by reference into this Agreement as to the liability of the Borrowers hereunder to the same extent and with the same force as if fully set forth herein, and shall apply equally to Manager to the same extent and with the same force as if fully set forth herein.

Section 8.13 Inconsistencies. To the extent the terms of this Agreement are inconsistent with the terms of the Loan Agreement, the terms of the Loan Agreement shall prevail.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWERS:

AMERICAN TOWER ASSET SUB, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

AMERICAN TOWER ASSET SUB II, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

LENDER:

AMERICAN TOWER DEPOSITOR SUB, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

MANAGER:

SPECTRASITE COMMUNICATIONS, LLC

By:	/s/ Bradley E. Singer
Name:	Bradley E. Singer
Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

AGENT:

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Alyssa C. Stahl
Name:	Alyssa C. Stahl
Title:	First Vice President